[LETTERHEAD OF THE BANK OF NEW YORK]



                                 August 29, 1997


J.B. Williams Company, Inc.
65 Harristown Road
Glen Rock, NJ  07452

Attention:

Gentlemen/Ladies:

          The Bank of New York (the "Bank") is pleased to confirm that it holds available to J.B. Williams Company, Inc. (the "Company") a $5,000,000 secured line of credit, to be available for direct borrowings by the Company and the issuance by the Bank of commercial letters of credit for the account of the Company with an expiration date not later than six months after the date of issuance thereof.

          Notwithstanding the foregoing, the aggregate outstanding principal amount of all extensions of credit under this line of credit shall not exceed the lesser of $5,000,000 or an amount (as set forth in the most recent borrowing base certificate delivered to the Bank) equal to the sum of the following:

                    1. 75% of each of the accounts receivable of the Company in respect of which each of the following is satisfied:

                          a. The account debtor thereon either (i) is located in
             the United States or (ii) is not located in the United States and, in addition in respect of this clause (a)(ii), either (A) the obligations of such account debtor are supported by a letter of credit which (x) is issued by a person which is satisfactory to the Bank and (y) is otherwise satisfactory in form and substance to the Bank or (B) such account debtor is a subsidiary of a person located in the United States;

                          b. The Bank has a perfected  first  priority  security
             interest therein;

                          c. No amounts are unpaid (i) for more than 90 days (or
             such other greater or lesser period as the Bank may specify with respect to any account debtor) past the related invoice date with respect to accounts originated during the months of January through July, or (ii) for more than 30 days (or such other greater or lesser period as the Bank may specify with respect to any account debtor) past the related due date with respect to accounts originated during the months of August through December; and

                          d. No more than 25% of the accounts  receivable of the
             related account debtor have amounts unpaid (i) for more than 90 days past the related invoice date with respect to accounts originated during the months of January through July, or (ii) for more than 30 days past the related due date with respect to accounts originated during the months of August through December;

                    2. The least of (a) $2,000,000 or (b) 50% of all inventory of the Company in respect of which the Bank has a perfected first priority security interest.

          Extensions of credit under this line of credit in the form of direct borrowings by the Company shall be evidenced by, shall be payable as provided in, and shall bear interest at the rate specified in, a promissory note of the Company in the form included with this letter

          With respect to each commercial letter of credit, if any, issued by the Bank under this line of credit, the Company will pay to the Bank, quarterly in arrears, an issuance fee of 1% per annum on the average daily undrawn face amount of such letter of credit and will also pay all other fee(s) of the Bank in effect therefor from time to time. Each request for a letter of credit under this line of credit shall be accompanied by a completed application and agreement for such letter of credit on the Bank's then standard form therefor, duly executed by the Company, and the issuance of any such letter of credit shall be subject to the terms and conditions set forth in such application and agreement.

          All obligations of the Company to the Bank with respect to this line of credit shall be jointly and severally guaranteed by J.B. Williams Holdings, Inc., CEP Holdings, Inc., After Shave Products, Inc., Pre-Shave Products, Inc. and Hair Care Products, Inc. pursuant to guarantees in the respective forms included with this letter. All obligations of the Company to the Bank with respect to this line of credit shall be secured, pursuant to a security agreement in the form included with this letter, executed by the Company, which grants the Bank a first and prior security interest in all accounts receivable and inventory of the Company.

          For so long as the Company has any obligations outstanding under this line of credit, there shall be delivered to the Bank the following:

                  I. Within 45 days after the end of each quarter of each fiscal year of the Company, financial statements of the Company as of the end of and for such quarter and for the period of the then current fiscal year of the Company then ended, as prepared by management of the Company, and in form and content satisfactory to the Bank;

                  II. Within 90 days after the end of each fiscal year of the Company, audited financial statements of the Company as of the end of and for such fiscal year as prepared by independent certified public accountants selected by the Company, and acceptable to the Bank;

                  III. Within 15 days after the end of each month, a borrowing base certificate and an aging schedule of the accounts receivable of the Company, in each case as of the last business day of such month and in form and content satisfactory to the Bank; and

                  IV. Such other information as the Bank may reasonably request from time to time;

          As you know lines of credit are cancellable at any time by either party and, in addition, (x) any extension of credit under this line of credit is subject to the Bank's satisfaction, at the time of such extension of credit, with the condition (financial and otherwise), business, prospects and operations of the Company and (y) the issuance by the Bank of any commercial letter of credit for the account of the Company is subject to the satisfaction of the Bank, at the time of such issuance, with the expiry date and all other terms of such letter of credit. Unless cancelled earlier as provided in the first sentence of this paragraph, this line of credit shall be held available until August 31, 1998.

                                         Very truly yours,

                                         THE BANK OF NEW YORK



                                         By: /s/ GERALDINE TUCKINGTON
                                            ------------------------------
                                         Name:   Geraldine Tuckington
                                         Title:  Vice President

                             MASTER PROMISSORY NOTE

$5,000,000.00                                                    August 29, 1997

         For Value Received, the undersigned (the "Borrower") hereby promises to pay to the order of THE BANK OF NEW YORK (the "Bank"), at its 10 Mason Street, Greenwich, Connecticut office, the principal sum of Five Million and 00/100 Dollars ($5,000,000.00) or the aggregate unpaid principal amount of all advances made by the Bank to the Borrower (which aggregate unpaid principal amount shall be equal to the amount duly endorsed and set forth opposite the date last appearing on the schedule attached hereto), whichever is less.

         Each advance hereunder (an "Advance") shall bear interest at a rate per annum equal to (1) the Alternate Base Rate (as hereinafter defined) or (2) provided that the outstanding principal amount thereof is not less than $100,000, a Eurodollar Rate (as hereinafter defined), but, in each case, in no event in excess of the maximum rate permitted by law. Any Advance which shall not be paid when due shall bear interest, payable on demand, at a rate per annum equal to the Alternate Base Rate plus 2%, but in no event in excess of the maximum rate permitted by law.

         As used in this note:

         "Alternate Base Rate " shall mean, for any day, a rate per annum equal to the higher of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Rate in effect on such day plus one-half of one percent (1/2%);

         "Alternate  Base Rate  Advance"  shall mean any  Advance  which   bears
interest at the Alternate Base Rate;

         "Business Day" shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in New York New York or Greenwich, Connecticut are required or permitted by law " close and (iv with respect to Eurodollar Rate Advances any day specified in clause (i) of this definition which is also a day on which commercial banks are open for domestic and international business, including dealings in Dollar deposits, in London, England and New York New York;

         "Dollar" and "$" shall mean lawful money of the United States of America;

         "Eurodollar Interest Period" shall mean, with respect to any Eurodollar Rate Advance, a period selected by the Borrower and acceptable to the Bank commencing on the date such Eurodollar Rate Advance is made and ending one (1) month, two (2) months or three (3) months thereafter; provided, however, that
(i) any Eurodollar Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the immediately succeeding Business Day unless such Business Day falls in another calendar month (in which case such Eurodollar Interest Period shall end on the immediately preceding Business Day),
(ii) no Eurodollar Interest Period shall end after the date until which the line of credit under which Advances may be made is held available to the Borrower,
(iii) if any Eurodollar Interest Period begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month during which such Eurodollar Interest Period is to end, such Eurodollar Interest Period shall end on the last Business Day of such calendar month, and (iv) no Eurodollar Interest Period shall be less than one
(1) month;

         "Eurodollar Rate" shall mean, with respect to any Eurodollar Rate Advance for the then current Eurodollar Interest Period applicable thereto, a rate per annum equal to, during such Eurodollar Interest Period, the sum of 1-1/2% S LIBOR for such Eurodollar Interest Period;

         "Eurodollar Rate Advance" shall mean any Advance which bears interest at a Eurodollar Rate;

         "Federal Funds Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with the members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day, the average of quotations for such day on such transactions received by the Bank from three Federal funds brokers of recognized standing selected by the Bank;

         "LIBOR" shall mean, with respect to any Eurodollar Rate Advance for the then current Eurodollar Interest Period relating thereto, the rate per annum at which the Bank offers deposits in Dollars to leading banks in the London interbank market on the date two (2) Business Days prior to the commencement of such Eurodollar Interest Period for a period equal to such Eurodollar Interest Period and in an amount equal to the amount of such Eurodollar Rate Advance;

         "Maturity Date" shall mean, with respect to any Eurodollar Rate Advance, the last Business Day of the Eurodollar Interest Period applicable to such Eurodollar Rate Advance;

         "Obligations" shall mean and include any and all present or future obligations or liabilities of any Obligor to the Bank, whether incurred by such Obligor as maker, indorser, drawer, acceptor, guarantor, accommodation party, counterparty, purchaser, seller or otherwise, and whether due or to become due, secured or unsecured, absolute or contingent, joint and/or several, and howsoever and whensoever acquired by the Bank;

         "Obligor" shall mean and include the Borrower, any guarantor hereof or any hypothecator of any collateral securing this note; and

         "Prime Rate" shall mean, for any day, a rate per annum equal to the prime commercial lending rate of the Bank as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate-. The Borrower acknowledges that the Prime Rate is not the lowest rate at which the Bank may make loans or other extensions of credit.

         Each Alternate Base Rate Advance shall be payable ON DEMAND and may be prepaid in whole at any time or in part from time to time. Each Eurodollar Rate Advance shall be payable on the Maturity Date of such Eurodollar Rate Advance and, except as otherwise provided herein, the Borrower shall not have the right to prepay such Eurodollar Rate Advance.

         Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed. Interest on each Alternate Rate Advance shall be payable monthly on the last day of each month and at maturity. Interest on each Eurodollar Rate Advance shall be payable on the Maturity Date thereof. Upon any prepayment of Alternate Base Rate Advances, the Borrower shall pay interest on the amount so prepaid to the date of such prepayment.

         If any payment hereof becomes due and payable on a day other than a Business Day, such payment shall be extended to the next preceding Business Day; provided, however, that in the case of a payment in respect of the principal amount of a Eurodollar Rate Advance, if such next succeeding Business Day falls in another calendar month, such payment shall be due on the immediately preceding Business Day. If the date for any payment of principal is so extended, interest thereon shall be payable for the extended time.

         Whenever the Borrower desires the Bank to make an Advance, the Borrower shall give the Bank irrevocable notice (i) in the case of any Alternate Base Rate Advance, on or prior to the date of such Advance and (ii) in the case of any Eurodollar Rate Advance, at least three (3) Business Days prior to the date of such Advance, of its intention to borrow, specifying the date of such Advance, the interest rate to be applicable to such Advance, and, if such Advance is to be a Eurodollar Rate Advance, the requested Eurodollar Interest Period for such Advance (which shall comply with the definition of Eurodollar Interest Period above). If, on any day on which the Borrower requests a Eurodollar Rate Advance, the Bank and the Borrower are unable to agree on the Eurodollar Interest Period applicable to such Advance, such Advance shall be an Alternate Base Rate Advance. Each Eurodollar Rate Advance shall be in an integral multiple of $100,000.

         If either:

           (i) The Bank and the Borrower are unable to agree on the Eurodollar Interest Period applicable to a Eurodollar Rate Advance, or

           (ii) The Eurodollar Interest Period applicable to a Eurodollar Rate Advance is not in conformity with the definition of Eurodollar Interest Period above, or

           (iii) The amount of any Eurodollar Rate Advance is not an integral multiple of $100,000; or

           (iv) The Bank shall determine at any time that (a) the Eurodollar Rate cannot be determined for any Eurodollar Interest Period, (b) deposits of the relevant amount and term are not available in the London interbank Eurodollar market with respect to the making of a Eurodollar Rate Advance, (c) the rate at which deposits are offered to the Bank in the relevant market will not accurately reflect the cost to the Bank of making or maintaining a Eurodollar Rate Advance, or
                  (d) by reason of any adoption of or change in any applicable law or regulation or any change in the interpretation or application thereof it has become unlawful for the Bank to make any Eurodollar Rate Advance, then no Eurodollar Rate Advances shall be available hereunder (and any requested Eurodollar Rate Advance shall be made as an Alternate Base Rate Advance) until the Bank has given the Borrower written notice of the termination of such condition.

         Notwithstanding any other provision hereof, if any applicable law, treaty, regulation or directive of any government or any agency, instrumentality or authority thereof, or any change therein or in the interpretation or application thereof, shall make it unlawful for the Bank (or the office or branch where the Bank makes or maintains any Eurodollar Rate Advance) to maintain any Eurodollar Rate Advance, the Borrower shall, if any Eurodollar Rate Advance is then outstanding, promptly upon request from the Bank, either prepay such Eurodollar Rate Advance, together with accrued interest on the amount prepaid to the date of prepayment, or, at the Borrower's option, convert such Eurodollar Rate Advance into an Alternate Base Rate Advance. If any such prepayment or conversion of any Eurodollar Rate Advance is made on a day that is not the Maturity Date thereof, the Borrower shall also compensate the Bank, as provided in the second succeeding paragraph, as a result of such prepayment or conversion.

         In the event that any applicable law, treaty or governmental regulation (whether now or hereafter in effect), or any change therein or in the interpretation or application thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall (i) subject the Bank to any tax of any kind whatsoever with respect to this note or any Eurodollar Rate Advance or change the basis of taxation of payments to the Bank of principal, interest, fees or any other amount payable under this note (except for changes in the rate of tax on the overall net income of the Bank by the jurisdiction in which the Bank maintains its principal office), (ii) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of the Bank, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System, or (iii) impose on the Bank or the London interbank Eurodollar market any other condition with respect to this note or any Eurodollar Rate Advance, and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining any Eurodollar Rate Advance by an amount that the Bank deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any Eurodollar Rate Advance by an amount that the Bank deems to be material, then, in any such case, the Borrower shall promptly pay to the Bank for its account, upon its demand, such additional amount as will compensate the Bank for such additional cost or such reduction, as the case may be; provided, however, that the foregoing shall not apply to increased costs which are reflected in a Eurodollar Rate.

         The Borrower agrees to indemnify the Bank and to hold the Bank harmless from and against all losses and expenses that the Bank may sustain or incur (i) if the Borrower makes any payment or prepayment of the principal of, or converts, any Eurodollar Rate Advance on a day other than the Maturity Date thereof (whether as a result of acceleration of the maturity of such Advance, pursuant to or as a result of the second preceding paragraph, or otherwise) or
(ii) if the Borrower, for any reason whatsoever, fails to complete a borrowing of any Eurodollar Rate Advance on the date specified therefor after notice thereof has been given and the Bank has determined to make such Eurodollar Rate Advance (including, without limitation, in each case, any interest payable by the Bank to lenders of funds obtained by the Bank in order to make or maintain such Eurodollar Rate Advance).

         A certificate of the Bank setting forth such amount or amounts as shall be necessary to compensate the Bank as specified in the immediately preceding two paragraphs, submitted by the Bank to the Borrower, shall be conclusive absent manifest error, and the obligations of the Borrower under the immediately preceding two paragraphs shall survive payment of this note and all Advances.

         If the Bank shall make a new Advance on a day on which the Borrower is to repay an Advance, the Bank shall apply the proceeds of the new Advance to make such repayment and only the amount by which the amount being advanced exceeds the amount being repaid shall be made available to the Borrower in accordance with the terms of this note.

         The Borrower hereby authorizes the Bank to accept telephonic instructions from a duly authorized representative of the Borrower to make an Advance or receive a payment hereof, and to endorse on the schedule attached hereto the amount of all Advances and all principal payments hereof received by the Bank, the interest rate applicable to each Advance and the Maturity Date of each Eurodollar Rate Advance.

         The Bank is hereby authorized to charge any deposit account of the Borrower maintained at the Bank for each principal prepayment hereof on the date made, and for each principal payment and for each interest payment due hereunder on the due date thereof. The Bank shall credit the Borrower's deposit account maintained at the Bank in the amount of each Advance on the date of such Advance, which credit will be confinned to the Borrower by standard advice of credit or notation in the monthly statement sent to the Borrower in connection with such account. The Borrower agrees that the actual crediting of the amount of any Advance to the Borrower's deposit account maintained at the Bank shall constitute conclusive evidence that such Advance was made, and neither the failure of the Bank to indorse on the schedule attached hereto the amount of any Advance, the *merest rate applicable to any Advance or the Maturity Date of any Eurodollar Rate Advance nor the failure of the Bank to forward an advice of credit to the Borrower or note any Advance in the monthly statement sent to the Borrower shall affect the Borrower's obligations hereunder.

         All payments hereof shall be made in lawful money of the United States of America and in immediately available funds.

         The Bank shall have a lien on the balances of the Borrower now or hereafter on deposit with or held as custodian by the Bank and the Bank shall have full authority to set off such balances against the indebtedness evidenced by this note or any other Obligation of the Borrower and may at any time, without notice, to the extent permitted by law, apply the same to the Advances or such other Obligations, whether due or not.

         All obligations of the Borrower to the Bank under this note are secured pursuant to the terms of the security agreement executed by the Borrower in favor of the Bank dated of even date herewith as such agreement may be amended or modified from time to time and any other security agreement that the Borrower shall have executed or shall at any time execute in favor of the Bank, and the Bank is entitled to all the benefits thereof.

         The Borrower acknowledges that the Alternate Base Rate Advances are payable on demand and payment thereof may be demanded by the Bank at any time for any reason in the sole and absolute discretion of the Bank, and such right of the Bank shall not be affected or impaired by any condition, event or circumstance whatsoever.

         All Advances together with all accrued interest thereon shall become immediately and automatically due and payable, without demand, presentment, protest or notice of any kind, upon the commencement by or against any Obligor of a case or proceeding under any bankruptcy, insolvency or other law relating to the relief of debtors, the readjustment, composition or extension of indebtedness or reorganization or liquidation.

         All Eurodollar Rate Advances, together with all accrued interest thereon, shall become immediately and automatically due and payable, without demand, presentment, protest or notice of any kind, upon the occurrence of any of the following events:

                      A. Failure of any Obligor in the performance of any of such Obligor's covenants herein or in any instrument, document or agreement delivered in connection herewith; or

                      B. Default by any Obligor in the payment or performance of any Obligation; or

                      C.  Failure  of any  Obligor  to pay  when  due any  other indebtedness for borrowed money, acceleration of the maturity of such indebtedness or the occurrence of any event which with notice or lapse of time, or both, would permit acceleration of such indebtedness; or

                      D. The death or incompetence of any Obligor who is an individual; or

                      E. The dissolution, merger or consolidation of, or the sale or disposal of all or substantially all of the assets of, any Obligor which is not an individual without the prior written consent of the Bank; or

                      F. The financial condition or credit standing of any Obligor shall be or become materially impaired in the sole opinion of the Bank or any of its officers; or

                      G. Commencement of any proceeding, procedure or other remedy supplemental to the enforcement of a judgment against any Obligor; or

                      H. Any representation or warranty made by any Obligor or any financial or other statement of any Obligor delivered to the Bank by or on behalf of any Obligor proves to be untrue, incorrect or incomplete when made or delivered; or

                      I. The death of the insured under any life insurance policy held as collateral by the Bank for the Obligations of any Obligor with respect to this note, or the non-payment of any premiums on any such life insurance policy; or

                      J. The validity or enforceability of this note, any guarantee hereof or any other document delivered in connection herewith shall be contested or declared null and void or any Obligor shall deny it has any liability or obligation under or with respect to this note, any guarantee hereof or any other document delivered by it in connection herewith; or

                      K. Any Obligor shall make payment on account of any indebtedness subordinated to the indebtedness evidenced by this note in contravention of the terms of such subordination; or

                      L. Cancellation of the line of credit under which such Advances were made.

         The Borrower does hereby forever waive presentment, demand, protest, notice of protest and notice of nonpayment or dishonor of this note.

         The Borrower agrees to pay all costs and expenses incurred by the Bank incidental to or in any way relating to the Bank's enforcement of the obligations of the Borrower hereunder or the protection of the Bank's rights hereunder, including, but not limited to, reasonable attorneys' fees and expenses, whether or not litigation is commenced.

         Promptly upon the Bank's request, the Borrower agrees to furnish to the Bank such information (including, without limitation, financial statements and tax returns of the Borrower) and to permit the Bank to inspect and make copies of its books and records, as the Bank shall reasonably request from time to time.

         The Borrower  waives,  in any  litigation  relating to this note or the
transactions   contemplated   hereby  any  right  to  claim  or  interpose   any
counterclaim or set-off of any kind.

         This note may not be amended, and compliance with its terms may not be waived, orally or by course of dealing, but only by a writing signed by an authorized officer of the Bank.

         This note may be assigned or indorsed by the Bank and its benefits shall inure to the successors, indorsees and assigns of the Bank.

         The Borrower authorizes the Bank to date this note and to complete any blank space herein according to the terms upon which any Advances were granted.

         No failure on the part of the Bank to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Bank of any right, remedy or power hereunder preclude any other or future exercise thereof or the exercise of any other right, remedy or power.

         Each and every right, remedy and power hereby granted to the Bank or allowed it by law or other agreement shall be cumulative and not exclusive the one of any other right, remedy or power, and may be exercised by the Bank from time to time.

         Every provision of this note is intended to be severable; if any term or provision of this note shall be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

         The Borrower represents and warrants that the Borrower is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and is duly qualified to do business in the State of New York; that the execution, delivery and performance of this note are within the Borrower's corporate powers and have been duly authorized by all necessary action of its board of directors and shareholders; and that each person executing this note has the authority to execute and deliver this note on behalf of the Borrower.

         THE PROVISIONS OF THIS NOTE SHALL BE CONSTRUED AND INTERPRETED, AND ALL RIGHTS AND OBLIGATIONS HEREUNDER DETERMINED, IN ACCORDANCE WITH THE LAWS OF THE STATE OF CONNECTICUT WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS. THE BORROWER SUBMITS TO THE JURISDICTION OF STATE AND FEDERAL COURTS LOCATED IN THE STATE OF CONNECTICUT AND THE CITIES OF STAMFORD OR BRIDGEPORT IN PERSONAM AND AGREES THAT ALL ACTIONS AND PROCEEDINGS RELATING DIRECTLY OR INDIRECTLY TO THIS NOTE SHALL BE LITIGATED ONLY IN SAID COURTS OR COURTS LOCATED ELSEWHERE AS SELECTED BY THE BANK AND THAT SUCH COURTS ARE CONVENIENT FORUMS. THE BORROWER WAIVES PERSONAL SERVICE UPON IT AND CONSENTS TO SERVICE OF PROCESS BY MAILING A COPY THEREOF TO IT BY REGISTERED OR CERTIFIED MAIL.

         THE BORROWER AND THE BANK WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF OR IN ANY WAY CONNECTED TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

J.B. WILLIAMS COMPANY, INC.                 Address:
                                            --------
                                            65 Harristown Road
                                            Glen Rock, NJ  07452
                                            Attention:
                                            ----------
By:/s/ KEVIN C. HARTNETT
   ---------------------------
Name: Kevin C. Hartnett
     -------------------------
Title: Vice President
      -------------------------

By:
   ---------------------------
Name:
     -------------------------
Title:
      -------------------------

                                   Schedule to

                  Promissory Note - J.B. Williams Company, Inc.


Date of     Amount of     Type of     Maturity Date     Interest      Amount of      Aggregate Unpaid
Advance     Advance       Advance*    of Advance**      Rate***       Payment        Principal Amount
-------     ---------     -------     -------------     --------      ---------      ----------------







---------------------------

*      Insert  "Alternate   Base  Rate"  (or "ABR") or  "Eurodollar  Rate,"   as
       applicable.

**     Only applicable for Eurodollar Rate Advances.

*** For Alternate Base Rate Advances, insert "ABR." For Eurodollar Rate Advances, insert the actual interest rate.